Exhibit - d

INVESTMENT ADVISORY CONTRACT

AGREEMENT, made by and between the Alpha Hedge Fund, Inc., a Texas Corporation, (hereinafter called "Fund") and Adams Asset Advisors, LLC, a Texas Limited Liability Company (hereinafter called "Investment Advisor")

WITNESSETH: WHEREAS, Fund engages in the business of investing and reinvesting its assets and property in various stocks and securities and Investment Advisor engages in the business of providing investment advisory services.

1. The Fund hereby employs the Investment Advisor, for the period set forth in Paragraph 7 hereof, and on the terms set forth herein, to render investment advisory services to the Fund. The Investment Advisor hereby accepts such employment and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation provided. The Investment Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

2. As a compensation for the services to be rendered to the Fund by the Investment Advisor under the provisions of this Agreement, the Fund shall pay to the Investment Advisor:

a) a monthly fee equal to one-twelfth of 1.00 percent per month (the equivalent of 1.00% per annum) of the net assets of the Fund, payable monthly and accrued daily based on the last pricing of net asset value. The first payment of fee hereunder shall be prorated on a daily basis from the date this Agreement takes effect but may be waived by the Investment Advisor under special circumstances.
b) a monthly performance fee equal to 20% of the gain in pre-performance fee net asset value, accrued at each pricing of net asset value and paid monthly, based on the formula below:

   If the current day pre-performance fee net asset value per share is greater than the highest historical pre-performance net asset value per share, adjusted for distributions, then the performance incentive fee earned is:

                        .20 x (NAVcur-NAVp), where,

   NAVcur = Pre-incentive fee net asset value for current day pricing NAVp = Pre-incentive fee net asset value on the date of the previous highest historical pre-performance fee net asset value per share(adjusted for distributions). NAVp will be adjusted for purchases and redemptions made from that date to current day.


   Negative results from the formula are treated as zero, with no incentive performance fees earned. No penalties or arrearages are accrued to the Advisor for negative performance calculations.

The performance incentive fee is subject to a "high water" mark, in that no performance fees will be earned until the pre-performance fee net asset value per share for current day pricing is higher than the highest historical pre-performance fee net asset value per, adjusted for necessary items that may affect net asset value per share such as a distribution.


3. The Investment Advisor will pay the start up expenses of the Fund and pay all future operating expenses of the Fund, except brokerage fees and commissions, interest, taxes, extraordinary legal expense and other extraordinary expenses. The Advisor will also reimburse the Fund for any and all losses uncurred because of purchase reneges. This agreement shall begin when the Fund's registration becomes effective and remain in effect in perpetuity.

4. It is expressly understood and agreed that the services to be rendered by the Investment Advisor to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Advisor shall be free to render different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. It is understood and agreed that directors, officers, employees, agents and shareholders of the Fund may be interested in the Investment Advisor as directors, officers, employees, agents and shareholders, and that directors, officers, employees, agents and shareholders of the Investment Advisor may be interested in the Fund, as directors, officers, employees, agents and shareholders or otherwise, and that the Investment Advisor, itself, may be interested in the Fund as a shareholder or otherwise, specifically, it is understood and agreed that directors, officers, employees, agents and shareholders of the Investment Advisor may continue as directors, officers, employees, agents and shareholders of the Fund; that the Investment Advisor, its directors, officers, employees, agents and shareholders may engage in other business, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, may render underwriting services to the Fund, or to any other investment company, corporation, association, form or individual. The Investment Advisor shall bear expenses and salaries necessary and incidental to the conduct of the Fund's business, including but not in limitation of the foregoing, the costs incurred in the maintenance of its own books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfers of stock (including issuance & redemption of shares); reports and notices to shareholders; expenses of annual stockholders meetings; miscellaneous office expenses; and custodian, legal, accounting and registration fees. The Fund shall bear expenses including brokerage commissions, interest expense, taxes and extraordinary legal expense. Employees, officers and agents of the Investment Advisor who are, or may in the future be, directors and/or senior officers of the Fund shall receive no remuneration from the Fund or acting in such capacities for the Fund. In the conduct of the respective businesses of the parties hereto and in the performance of this agreement, the Fund and the Investment Advisor may share common facilities and personnel common to each, with appropriate proration of expenses.

6. Investment Advisor shall give the Fund the benefit of its best judgment and efforts in rendering these services, and Fund agrees as an inducement to the undertaking of these services that Investment Advisor shall not be liable hereunder for any mistake of judgment or any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, Investment Advisor against any liability to Fund or to its security holders to which Investment Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of obligations and duties hereunder.

7. This agreement shall become effective April 19, 2004 and continue in effect until April 19, 2005 and, thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Directors cast in person at a meeting called for the purpose of voting on such approval, including votes of a majority of the Directors who are not parties to such agreement or interested persons of any such party. This agreement may be terminated at any time upon 60 days prior written notice, without payment of any penalty, by the Advisor, by the Fund's Board of Directors, or by vote of a majority of the outstanding voting securities of the Fund. The Advisor will have no recoupment rights upon termination. The contract will automatically terminate in the event of its assignment by the Investment Adviser (within the meaning of the Investment Company Act of 1940), which shall be deemed to include transfer of control of the Investment Adviser. Upon termination of this agreement, the obligations of all parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay to the Investment Adviser the fee provided in Paragraph 2 hereof, prorated to the date of termination.

8. This Agreement shall not be assigned by the Fund without prior written consent thereto of the Investment Adviser. This Agreement shall terminate automatically in the event of its assignment by the Investment Adviser unless an exemption from such automatic termination is granted by order or rule of the Securities and Exchange Commission.


IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presence to be signed by their duly authorized officers this 19th day of April, 2004.

Alpha Hedge Fund, Inc.

By: /s/ Laura S. Adams
------------------------------
Laura S. Adams, President



Adams Asset Advisors, LLC

By: /s/ Laura S. Adams
---------------------------
Laura S. Adams, Managing Member
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